Exhibit 99.1

Tennessee Commerce Bancorp Sells 1,000,000 Shares in Initial Public Offering

Stock Trades on NASDAQ National Market System under “TNCC” Symbol

          FRANKLIN, Tenn., June 28 /PRNewswire-FirstCall/ -- Tennessee Commerce Bancorp, Inc. (the “Corporation”) (Nasdaq: TNCC), announced today the sale of 1,000,000 shares of common stock at $18.00 per share through a firm commitment underwritten offering. FTN Midwest Securities Corp. is acting as the lead underwriter and Sterne, Agee & Leach, Inc. is acting as co-managing underwriter. The offering is scheduled to close on July 3, 2006, subject to customary closing conditions contained in the underwriting agreement between the parties. The Corporation’s stock currently trades on the NASDAQ National Market System under the ticker symbol “TNCC”. The Corporation has granted the underwriters a 30-day option to purchase up to an additional 150,000 shares of common stock to cover over-allotments, if any.

          The Corporation will use the net proceeds of the offering to support growth and capital needs of Tennessee Commerce Bank and for general corporate purposes. The proceeds may also be used to repay a portion of the borrowings outstanding under the Corporation’s short-term loan facility.

          A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has been declared effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction. Copies of the prospectus may be obtained from FTN Midwest Securities Corp. at 845 Crossover Lane, Suite 150, Memphis, Tennessee 38117, Attention: Investment Banking. An electronic copy of the prospectus will also be available on the Securities and Exchange Commission’s web site at www.sec.gov.

SOURCE  Tennessee Commerce Bancorp, Inc.
          -0-                             06/28/2006
          /CONTACT:  George Fort, Chief Financial Officer of Tennessee Commerce Bancorp, Inc., +1-615-599-2274, or gfort@tncommercebank.com /
          (TNCC)